                          As filed with the Securities
                           and Exchange Commission on
                                 August 7, 2001
                         Registration No. ____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                       ----------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       ----------------------------------
                              CONVERGYS CORPORATION
             (Exact name of registrant as specified in its charter)

           Ohio                                         31-1598292
(State or other jurisdiction            (I.R.S. Employer Identification No.)
of incorporation or organization)

                             201 East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 723-7000
    (Address, including zip code, of registrant's principal executive office)

                       ----------------------------------

          GENEVA TECHNOLOGY LIMITED UNAPPROVED SHARE OPTION SCHEME 1998
                            (Full title of the plan)

                       ----------------------------------
                              William H. Hawkins II
                          General Counsel and Secretary
                             201 East Fourth Street
                             Cincinnati, Ohio 45202
                                 (513) 723-7049
  (Name, address including zip code, and telephone number including area code, of agent for service)
                       ----------------------------------
                  Please send copies of all communications to:

                               Neil Ganulin, Esq.
                              Frost Brown Todd LLC
                                 2200 PNC Center
                              201 East Fifth Street
                             Cincinnati, Ohio 45202
                                 (513) 651-6800
                       ----------------------------------
                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
 Title of securities    Amount to be    Proposed maximum        offering Proposed maximum       Amount of
 to be registered       registered(1)   price per share(2)      aggregate offering price        registration fee
-----------------------------------------------------------------------------------------------------------------
Common shares, without
par value               2,699,073       $31.02                  $83,725,244.46                  $20,931.31
-----------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a), this registration statement also covers additional common shares to be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated in accordance with Rule 457(c) pursuant to Rule 457(h)(i), based upon the average of the high and low prices per share on the New York Stock Exchange on July 31, 2001 solely for the purpose of calculation of the registration fee.

                                     Part I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.  PLAN INFORMATION.*

ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.*


* Information required by Part I of Form S-8 to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.

         The following documents have been filed by Convergys Corporation (the "Company") with the Commission (File No. 1-14379) and are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 2000;

         2. The Company's Quarterly Report on Form 10-Q for the period ended March 31, 2001; and

         3. The Company's Current Reports on Form 8-K filed on March 7, 2001, April 10, 2001, April 20, 2001, June 20, 2001 and July 25, 2001.

         The common shares, without par value, are registered under Section 12 of the Securities Exchange Act of 1934. The description of such class of securities is set forth in Item 4 below.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Subsequently Filed Documents"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

         Any statement contained in this Registration Statement or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any Subsequently Filed Document modifies or supersedes such statement. Any such modified or superseded statement shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

         The Company will provide without charge, upon written or oral request, to each person to whom a copy of this Registration Statement is delivered, a copy of any or all of the documents incorporated by reference herein, not including exhibits to such documents. Requests for such copies should be directed to the Secretary, Convergys Corporation, 201 East Fourth Street, Cincinnati, Ohio 45202, telephone number (513) 723-7000.

ITEM 4.  DESCRIPTION OF CAPITAL STOCK.

         The following is a summary description of the capital stock of the Company, does not purport to be complete and is subject to, and is qualified in its entirety by, the Company's Amended Articles of Incorporation (the "Articles") as filed with the Securities and Exchange Commission as Exhibit 3.1 to the Company's Registration Statement on Form S-3 (File No. 333-43404).

         The Company's authorized capital stock consists of 505,000,000 shares of all classes of stock, 500,000,000 of which are common shares, without par value (the "Common Shares"), and 5,000,000 of which are preferred shares, without par value (the "Preferred Shares"), of which 4,000,000 are voting preferred shares.

         All Common Shares of the Company are entitled to participate equally in such dividends as may be declared by the Board of Directors of the Company and upon liquidation of the Company, subject to the prior rights of any Preferred Shares. All Common Shares are fully paid and nonassessable.

         Each shareholder has one vote for each Common Share registered in the shareholder's name. The Board of Directors is divided into three classes as nearly equal in size as the total number of directors constituting the Board permits. The number of directors may be fixed or changed from time to time by the shareholders or the directors.

         The Board of Directors is authorized to issue the Preferred Shares from time to time in series and to fix the dividend rate and dividend dates, liquidation price, redemption rights and redemption prices, sinking fund requirements, conversion rights, covenants, and certain other rights, preferences and limitations. Each series of Preferred Shares would rank, with respect to dividends and redemption and liquidation rights, senior to the Common Shares. It is not possible to state the actual effect of the authorization of any series of Preferred Shares upon the rights of holders of the Common Shares until the Board of Directors determines the rights of the holders of one or more series of Preferred Shares. However, such effects could include (a) restrictions on dividends on the Common Shares, (b) dilution of the voting power of the Common Shares to the extent that the voting Preferred Shares have voting rights or (c) inability of the Common Shares to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Shares.

         No holders of shares of any class of the Company's capital stock have pre-emptive rights nor the right to exercise cumulative voting in the election of directors.

LIMITATIONS ON CHANGE IN CONTROL

         The following provisions of the Articles and Ohio law might have the effect of delaying, deferring or preventing a change in control of the Company and would operate only with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of assets or liquidation involving the Company and certain persons described below.

         Ohio law provides that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions, to adopt amendments to the articles of incorporation of a corporation and to take certain other significant actions. Although under Ohio law the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), the Articles do not contain such a provision. The two-thirds voting requirement tends to make approval of such matters, including further amendments to the Articles, relatively difficult, and a vote of the holders of in excess of one-third of the outstanding Common Shares of the Company would be sufficient to prevent implementation of any of the corporate actions mentioned above. In addition, Article Fifth classifies the Board of Directors into three classes of directors with staggered terms of office and the Regulations of the Company (the "Regulations") provide certain limitations on the removal from and filling of vacancies in the office of director.

         Article Sixth of the Articles requires that certain minimum price requirements and procedural safeguards be observed by a person or entity after he or it becomes the holder of 10% or more of the voting shares of the Company if such person or entity seeks to effect mergers or certain other business combinations ("Business Combinations") that could fundamentally change or eliminate the interests of the remaining shareholders. If such requirements and procedures are not complied with, or if the proposed Business Combination is not approved by at least a majority of the members of the Board of Directors who are unaffiliated with the new controlling person or entity (taking into account certain special quorum requirements), the proposed Business Combination must be approved by the holders of 80% of the outstanding Common Shares and outstanding voting Preferred Shares of the Company (collectively, "Voting Shares"), voting together as a class, notwithstanding any other class vote required by law or by the Articles. In the event the price criteria and procedural requirements are met or the requisite approval by such unaffiliated directors (taking into account certain special quorum requirements) is given with respect to a particular Business Combination, the normal voting requirements of Ohio law would apply.

         In addition, Article Sixth of the Articles provides that the affirmative vote of the holders of 80% of the Voting Shares, voting as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Article Sixth. An 80% vote is not required to amend or repeal, or adopt a provision inconsistent with, Article Sixth if the Board of Directors has recommended such amendment or other change and if, as of the record date for the determination of shareholders entitled to vote thereon, no person is known by the Board of Directors to be the beneficial owner of 10% or more of the Voting Shares, in which event the affirmative vote of the holders of two-thirds of the Voting Shares, voting as a single class, shall be required to amend or repeal, or adopt a provision inconsistent with, Article Sixth.

         Ohio, the state of the Company's incorporation, has enacted Ohio Revised Code Section 1701.831, a "control share acquisition" statute, and Chapter 1704, a "merger moratorium" statute. The control share acquisition statute basically provides that any person acquiring shares of an "issuing public corporation" (which definition the Company meets) in any of the following three ownership ranges must seek and obtain shareholder approval of the acquisition transaction that first puts such ownership within each such range:
(i) more than 20% but less than 33 1/3%; (ii) 33 1/3% but not more than 50%; and
(iii) more than 50%.

         The merger moratorium statute provides that, unless a corporation's articles of incorporation or regulations otherwise provide, an "issuing public corporation" (which definition the Company meets) may not engage in a "Chapter 1704 transaction" for three years following the date on which a person acquires more than 10% of the voting power in the election of directors of the issuing corporation, unless the "Chapter 1704 transaction" is approved by the corporation's board of directors prior to such voting power acquisition. A person who acquires such voting power is an "interested shareholder", and "Chapter 1704 transactions" involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an "issuing public corporation" and an "interested shareholder" if such transactions involve 5% of the assets or shares of the "issuing public corporation" or 10% of its earning power. After the initial three year moratorium, Chapter 1704 prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily defined fair price provisions.

         Ohio has also enacted a "greenmailer disgorgement" statute which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement.

         The following is a summary description of the terms of the rights described below, does not purport to be complete and is subject to, and is qualified in its entirety by, the Company's Rights Agreement, filed with the Securities and Exchange Commission as Exhibit 4.1 to the Company's Registration Statement on Form S-8 (File No. 333-69633).

         On November 19, 1998, the Board of Directors of the Company declared a dividend distribution of one right ("Right") on each of the Company's outstanding Common Shares to holders of record of the

Common Shares at the close of business on December 1, 1998 (the "Record Date"). One Right also will be distributed for each Common Share issued after December 1, 1998, until the Distribution Date (which is described in the next paragraph). Each Right entitles the registered holder to purchase from the Company a unit ("Unit") consisting of one one-hundredth of a Series A Preferred Share of the Company (the "Preferred Shares") at a purchase price of $70.00 per Unit, subject to adjustment (the "Purchase Price").

         Initially, the Rights will be attached to all Common Share certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Shares and the "Distribution Date" will occur upon the earlier of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares or (b) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group beneficially owning 15% or more of the outstanding Common Shares.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 1, 2008, unless earlier redeemed by the Company as described below.

         After the Distribution Date, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the Board of Directors, only Common Shares issued prior to the Distribution Date will be issued with Rights.

         If a person becomes the beneficial owner of 15% or more of the Common Shares ("Flip-In Event"), each holder of a Right will have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price of the Right. Moreover, the Rights will not be exercisable until the Rights are no longer redeemable as described below. The Acquiring Person would not be permitted to exercise any Rights and any Rights held by such person (or certain transferees of such person) will be null and void and non-transferable.

         If, following the Distribution Date, the Company is acquired in certain specified mergers or other business combinations (i.e., the Company does not survive or its Common Shares are changed or exchanged), or 50% or more of its assets or earning power (on a consolidated basis) is sold or transferred in one transaction or a series of related transactions ("Flip-Over Events"), each Right becomes a Right to acquire common stock of the other party to the transaction (or its ultimate parent in certain circumstances) having a value equal to two times the Purchase Price. As an enforcement mechanism, the Rights Agreement prohibits the Company from entering into any such transaction unless the other party agrees to comply with the provisions of the Rights.

         In general, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right, at any time prior to a Flip-In Event. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The issuance of the Rights may have certain anti-takeover effects and possible disadvantages. The Rights will cause substantial dilution to a person or group who attempts to acquire the Company or a significant Common Share ownership interest without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. Accordingly, an Acquiring Person might decide not to acquire the Company or such an interest, although individual shareholders may view such an acquisition favorably. In addition, to the extent that issuance of the Rights discourages takeovers that would result in a change in the Company's management or Board of Directors, such a change will be less likely to occur. The Board of Directors believes, however, that the advantages of discouraging potentially discriminatory and abusive takeover practices outweigh any potential disadvantages of the Rights. The Rights should not interfere with any merger or other Business Combination approved by the Board of Directors. The Rights are designed to protect shareholders against unsolicited attempts to acquire control of the Company, whether through accumulation of Common Shares in the open market or partial or two-tier tender offers, that do not offer a fair price to all shareholders.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         There are no provisions in the Articles by which an officer or director may be indemnified against any liability which he or she may incur in his or her capacity as such. However, the Company has indemnification provisions in its Regulations which provide the Company will, to the full extent permitted by Ohio law, indemnify all persons whom it may indemnify under such law.

         Reference is made to Section 1701.13(E) of the Ohio Revised Code, which provides for indemnification of directors and officers in certain circumstances.

         The Company provides liability insurance for its directors and officers for certain losses arising from certain claims and charges, including claims and charges under the Securities Act of 1933, which may be made against such persons while acting in their capacities as directors and officers of the Company.

         The above discussion of the Articles, Regulations and Section 1701.13(E) of the Ohio Revised Code is not intended to be exhaustive and is respectively qualified in its entirety by the Articles, Regulations and such statute.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.  EXHIBITS.

         The Exhibits filed as part of this Registration Statement are described in the Exhibit Index included in this filing.

ITEM 9.  UNDERTAKINGS.

         (1)      The undersigned registrant hereby undertakes:

                  (a) To file, during any period in which offers or sales of the securities registered hereunder are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act of
                                    1933;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

                           provided; however, that the undertakings in clauses
                           (i) - (ii) hereof will not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

                  (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant, pursuant to the provisions of Rule 512(h) of Regulation S-K, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities
Act of 1933 and will be governed by the final adjudication of such issues.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati and State of Ohio, on the 6th day of August, 2001.

                                                CONVERGYS CORPORATION

                                    By: /s/ Steven G. Rolls
                                       ----------------------------------------
                                       Steven G. Rolls, Chief Financial Officer

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on the 6th day of August, 2001 by the following persons in the capacities indicated.

                    Signature

/s/ James F. Orr                                      Principal Executive Officer:
--------------------------------------------          Chairman, President, Chief Executive Officer
James F. Orr*                                         and Director

/s/ Steven G. Rolls                                   Principal Financial Officer:
--------------------------------------------          Chief Financial Officer
Steven G. Rolls

/s/ Andre S. Valentine                                Principal Accounting Officer:
--------------------------------------------          Vice President and Controller
Andre S. Valentine*

/s/ John F. Barrett                                   Director
--------------------------------------------
John F. Barrett*

/s/ Judith G. Boynton                                 Director
--------------------------------------------
Judith G. Boynton*

/s/ Gary C. Butler                                    Director
--------------------------------------------
Gary C. Butler*

/s/ David B. Dillon                                   Director
--------------------------------------------
David B. Dillon*

/s/ Eric C. Fast                                      Director
--------------------------------------------
Eric C. Fast*

/s/ Joseph E. Gibbs                                   Director
--------------------------------------------
Joseph E. Gibbs*

/s/ Roger L. Howe                                     Director
--------------------------------------------
Roger L. Howe*

/s/ Steven C. Mason                                   Director
--------------------------------------------
Steven C. Mason*

/s/ Philip A. Odeen                                   Director
--------------------------------------------
Philip A. Odeen*

/s/ Brian H. Rowe                                     Director
--------------------------------------------
Brian H. Rowe*

*    /s/ William H. Hawkins II
     -------------------------
     William H. Hawkins II,   as attorney-in-fact


                                  Exhibit Index

Exhibit  Description                                                                    Page
3.1               Amended Articles of Incorporation of the Company are
                  hereby incorporated by reference to Exhibit 3.1 to the
                  Company's Registration Statement on Form S-3 (File No.
                  333-45404) filed on August 10, 2000.

3.2 Regulations of the Company are hereby incorporated by reference to Exhibit 3.2 to Pre-Effective Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No.
                  333-53619) filed on July 17, 1998.

4.1 Convergys Corporation Rights Agreement is hereby incorporated by reference to Exhibit 4.1 to the Company's
                  Registration Statement on Form S-8 (File No. 333-69633) filed
                  December 23, 1998.

4.2               Rules of the Geneva Technology Limited Unapproved Share
                  Option Scheme 1998 (as amended as of June 28, 2001).

4.3               Form of Invitation to Apply for an Option

5                 Opinion of Counsel by Frost Brown Todd LLC.

23.1              Consent of PricewaterhouseCoopers LLP

23.2              Consent of KPMG, Chartered Accountants, Registered Auditors.

23.3              Consent of Frost Brown Todd LLC (included in Exhibit 5).

24                Powers of Attorney.


                                     II-10